Exhibit 99.1
For immediate release
October 29, 2024

AtriCure Reports Third Quarter 2024 Financial Results
•Worldwide revenue of $115.9 million – an increase of 17.9% year over year
•U.S. revenue of $95.5 million – an increase of 16.8% year over year
•Achieved 20% growth on revenues from open appendage management devices in the U.S.
•International revenue of $20.5 million – an increase of 23.3% year over year
•Positive cash flow generation of $16.3 million in third quarter 2024
MASON, Ohio, October 29, 2024 – AtriCure, Inc. (Nasdaq: ATRC), a leading innovator in surgical treatments and therapies for atrial fibrillation (Afib), left atrial appendage (LAA) management and post-operative pain management, today announced third quarter 2024 financial results.
“Our broad-based growth in the third quarter reflects strong, ongoing adoption trends throughout our business,” said Michael Carrel, President and Chief Executive Officer at AtriCure. “During the quarter, we launched several new products in the United States and Europe, leading to an acceleration in growth along with continued improvement in profitability and positive cash flow generation. Our results are a testament to our commitment to expand access to our innovative solutions for patients and providers worldwide.”
Third Quarter 2024 Financial Results
Revenue for the third quarter 2024 was $115.9 million, an increase of 17.9% over third quarter 2023 revenue (17.8% on a constant currency basis), reflecting continued adoption of our products by physicians globally for the treatment of patients with Afib, LAA management and post-operative pain management. On a sequential basis, worldwide revenue for the third quarter 2024 decreased approximately 0.3% from the second quarter 2024 due to normal seasonality of procedures in summer months.
U.S. revenue was $95.5 million, an increase of $13.8 million or 16.8%, compared to the third quarter 2023. U.S. revenue growth was driven by sales across key product lines, including the ENCOMPASS® clamp in open ablation, AtriClip® Flex·V® device in appendage management and cryoSPHERE® probes for post-operative pain management. International revenue increased $3.9 million or 23.3% (22.4% on a constant currency basis) to $20.5 million, realizing significant growth across all franchises in Europe and most of our other major geographic regions.
Gross profit for the third quarter 2024 was $86.8 million compared to $73.9 million for the third quarter 2023. Gross margin was 74.9% for the third quarter 2024, a decrease of 27 basis points from the third quarter 2023, reflecting less favorable geographic and product mix. Loss from operations for the third quarter 2024 was $7.4 million, compared to $8.1 million for the third quarter 2023. Basic and diluted net loss per share was $0.17 for the third quarter 2024, compared to $0.20 for the third quarter 2023.
Adjusted EBITDA for the third quarter 2024 is $7.9 million, an increase of $3.2 million from third quarter of 2023. Adjusted loss per share for the third quarter 2024 was $0.17, compared to $0.20 for the third quarter 2023.
Constant currency revenue, adjusted EBITDA and adjusted loss per share are non-GAAP financial measures. We discuss these non-GAAP financial measures and provide reconciliations to GAAP measures later in this release.
2024 Financial Guidance
AtriCure now expects full year 2024 revenue of approximately $459 million to $462 million, reflecting growth of approximately 15% to 16%. Management continues to expect full year 2024 Adjusted EBITDA of approximately $26 million to $29 million, with improvements annually thereafter. Projected full year 2024 adjusted EBITDA represents a 34% to 49% increase over full year 2023. Full year 2024 adjusted loss per share is expected to be in the range of $0.74 to $0.80.

Conference Call
AtriCure will host a conference call at 4:30 p.m. Eastern Time on Tuesday, October 29, 2024 to discuss third quarter 2024 financial results. To access the webcast, please visit the Investors page of AtriCure’s corporate website at https://ir.atricure.com/events-and-presentations/events. Participants are encouraged to register more than 15 minutes before the webcast start time. A replay of the presentation will be available for 90 days following the presentation.
About AtriCure
AtriCure, Inc. provides innovative technologies for the treatment of Afib and related conditions. Afib affects more than 37 million people worldwide. Electrophysiologists, cardiothoracic and thoracic surgeons around the globe use AtriCure technologies for the treatment of Afib, reduction of Afib related complications, and post-operative pain management. AtriCure’s Isolator® Synergy™ Ablation System is the first medical device to receive FDA approval for the treatment of persistent Afib. AtriCure’s AtriClip® Left Atrial Appendage Exclusion System products are the most widely sold LAA management devices worldwide. AtriCure’s Hybrid AF™ Therapy is a minimally invasive procedure that provides a lasting solution for long-standing persistent Afib patients. AtriCure’s cryoICE cryoSPHERE® probes are cleared for temporary ablation of peripheral nerves to block pain, providing pain relief in cardiac and thoracic procedures. For more information, visit AtriCure.com or follow us on X (formerly known as Twitter) @AtriCure.
Forward-Looking Statements
This press release contains “forward-looking statements”– that is, statements related to future events that by their nature address matters that are uncertain. This press release also includes forward-looking projected financial information that is based on current estimates and forecasts. Actual results could differ materially. For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit http://www.atricure.com/forward-looking-statements as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors. Except where otherwise noted, the information contained in this release is as of October 29, 2024. We assume no obligation to update any forward-looking statements contained in this release as a result of new information or future events or developments, except as may be required by law.
Use of Non-GAAP Financial Measures
To supplement AtriCure’s condensed consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP, AtriCure provides certain non-GAAP financial measures in this release as supplemental financial metrics.
Revenue reported on a constant currency basis is a non-GAAP measure, calculated by applying previous period foreign currency exchange rates to each of the comparable periods. Management analyzes revenue on a constant currency basis to better measure the comparability of results between periods. Because changes in foreign currency exchange rates have a non-operating impact on revenue, the Company believes that evaluating growth in revenue on a constant currency basis provides an additional and meaningful assessment of revenue to both management and investors.
Adjusted EBITDA is calculated as net income (loss) before other income/expense (including interest), income tax expense, depreciation and amortization expense, share-based compensation expense, acquisition costs, legal settlement costs, impairment of intangible assets and change in fair value of contingent consideration liabilities. Management believes in order to properly understand short-term and long-term financial trends, investors may wish to consider the impact of these excluded items in addition to GAAP measures. The excluded items vary in frequency and/or impact on our continuing results of operations and management believes that the excluded items are typically not reflective of our ongoing core business operations and financial condition. Further, management uses adjusted EBITDA for both strategic and annual operating planning. A reconciliation of adjusted EBITDA reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)” later in this release.
Adjusted loss per share is a non-GAAP measure which calculates the net loss per share before non-cash adjustments in fair value of contingent consideration liabilities, impairment of intangible assets, debt extinguishment and legal settlements. A reconciliation of adjusted loss per share reported in this release to the most comparable GAAP measure for the respective periods appears in the table captioned “Reconciliation of Non-GAAP Adjusted Loss Per Share” later in this release.
The non-GAAP financial measures used by AtriCure may not be the same or calculated in the same manner as those used and calculated by other companies. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for AtriCure’s financial results prepared and reported in accordance with GAAP. We urge investors to review the reconciliation of these non-GAAP financial measures to the comparable GAAP financials measures included in this press release, and not to rely on any single financial measure to evaluate our business.
CONTACTS:
Angie Wirick
AtriCure, Inc.
Chief Financial Officer
(513) 755-5334
awirick@atricure.com
Marissa Bych
Gilmartin Group
Investor Relations
(415) 937-5402
marissa@gilmartinir.com

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
United States Revenue:
Open ablation	$30,601	$25,844	$90,661	$77,988
Minimally invasive ablation	11,117	10,893	35,263	31,900
Pain management	16,314	12,591	44,059	36,249
Total ablation	58,032	49,328	169,983	146,137
Appendage management	37,420	32,364	111,257	98,647
Total United States	95,452	81,692	281,240	244,784
International Revenue:
Open ablation	8,607	8,007	25,679	23,015
Minimally invasive ablation	1,681	1,578	5,559	4,820
Pain management	1,590	547	3,768	1,214
Total ablation	11,878	10,132	35,006	29,049
Appendage management	8,580	6,466	24,784	18,869
Total International	20,458	16,598	59,790	47,918
Total revenue	115,910	98,290	341,030	292,702
Cost of revenue	29,117	24,421	86,125	72,147
Gross profit	86,793	73,869	254,905	220,555
Operating expenses:
Research and development expenses	20,960	20,354	61,221	53,119
Selling, general and administrative expenses	73,238	61,604	219,174	185,451
Total operating expenses	94,198	81,958	280,395	238,570
Loss from operations	(7,405)	(8,089)	(25,490)	(18,015)
Other expense, net	(126)	(919)	(2,882)	(2,416)
Loss before income tax expense	(7,531)	(9,008)	(28,372)	(20,431)
Income tax expense	322	47	758	218
Net loss	$(7,853)	$(9,055)	$(29,130)	$(20,649)
Basic and diluted net loss per share	$(0.17)	$(0.20)	$(0.62)	$(0.45)
Weighted average shares used in computing net loss per share:
Basic and diluted	47,105	46,411	46,912	46,262

ATRICURE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands)
(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash, cash equivalents, and short-term investments	$130,335	$137,285
Accounts receivable, net	54,909	52,501
Inventories	76,546	67,897
Prepaid and other current assets	7,496	8,563
Total current assets	269,286	266,246
Property and equipment, net	43,537	42,435
Operating lease right-of-use assets	6,100	4,324
Goodwill and intangible assets, net	293,133	298,767
Other noncurrent assets	3,012	2,160
Total Assets	$615,068	$613,932
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued liabilities	$71,716	$72,036
Current lease liabilities	2,715	2,533
Total current liabilities	74,431	74,569
Long-term debt	61,865	60,593
Finance and operating lease liabilities	12,548	11,368
Other noncurrent liabilities	1,203	1,234
Total Liabilities	150,047	147,764
Stockholders' Equity:
Common stock	49	48
Additional paid-in capital	851,306	824,170
Accumulated other comprehensive loss	(147)	(993)
Accumulated deficit	(386,187)	(357,057)
Total Stockholders' Equity	465,021	466,168
Total Liabilities and Stockholders' Equity	$615,068	$613,932

ATRICURE, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS
(In Thousands)
(Unaudited)
Reconciliation of Non-GAAP Adjusted Income (Adjusted EBITDA)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss, as reported	$(7,853)	$(9,055)	$(29,130)	$(20,649)
Income tax expense	322	47	758	218
Other expense, net	126	919	2,882	2,416
Depreciation and amortization expense	4,928	4,111	13,907	10,634
Share-based compensation expense	10,364	8,661	30,020	26,416
Gain from legal settlements	—	—	—	(4,412)
Non-GAAP adjusted income (adjusted EBITDA)	$7,887	$4,683	$18,437	$14,623
Reconciliation of Non-GAAP Adjusted Loss Per Share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net loss, as reported	$(7,853)	$(9,055)	$(29,130)	$(20,649)
Loss on debt extinguishment	—	—	1,362	—
Gain from legal settlements	—	—	—	(4,412)
Non-GAAP adjusted net loss	$(7,853)	$(9,055)	$(27,768)	$(25,061)
Basic and diluted adjusted net loss per share	$(0.17)	$(0.20)	$(0.59)	$(0.54)
Weighted average shares used in computing adjusted net loss per share
Basic and diluted	47,105	46,411	46,912	46,262